UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2011

Palmetto Bancshares, Inc.

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

0-26016	74-2235055
(Commission File Number)	(I.R.S. Employer Identification No.)

306 East North Street, Greenville, South Carolina	29601
(Address of Principal Executive Offices)	(Zip Code)

(800) 725-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 30, 2011, Palmetto Bancshares, Inc. (the “Company”) and its wholly owned subsidiary, The Palmetto Bank (the “Bank”), a South Carolina state bank, entered into Amended and Restated Employment Agreements with Samuel L. Erwin and Lee S. Dixon (the “Agreements”). The Agreements amend and restate those certain employment agreements between the parties dated December 15, 2009 which were previously filed by the Company with the Securities and Exchange Commission on December 21, 2009 as Exhibits 10.1 and 10.2 of the Company’s Current Report on Form 8-K.

The following paragraphs describe selected revised portions of the Agreements. In addition to the revisions discussed below, the Agreements were also amended to include (i) general updates to bring the Agreements into compliance with the Company’s current practices, (ii) revisions based on recent guidance and comments from government regulatory agencies, and (iii) other revisions solely for clarification purposes.

Pursuant to the terms of the Agreements, unless terminated earlier, each Agreement provides for an approximate three-year term of employment through May 19, 2014. Each Agreement will automatically extend for an additional year beginning on such date unless written notice is given by either the Company or the executive within three months prior to the termination date.

Each Agreement may be terminated for death, disability, and with or without cause by the Company or with or without good reason by the executive. If the Company terminates Mr. Erwin or Mr. Dixon without cause or either terminates for good reason, the Company will pay severance compensation to the executive in an amount equal to 100% of his then current annual base salary if the Company has not provided Mr. Erwin or Mr. Dixon with written notice of the termination of this provision, if required, upon the occurrence of a change in control, each executive is entitled to a lump sum cash payment in an amount equal to his then current annual base salary multiplied by three plus any bonus earned or accrued through the date of change in control. In addition, any restrictions on any outstanding equity incentive awards granted to the executives will lapse and such incentive awards will immediately become 100% vested.

If any severance payments are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, then the Agreements include a “best net after tax” compliance provision with a potential limited “gross-up” relating to certain equity grants made to the executives. The proposed gross up provision is structured to apply only if the additional value attributable to the equity awards resulting from a change in control would independently constitute “excess parachute payment.” If the gross up payment relating to the equity awards is not triggered, the best net after tax provision will apply and cause the executive’s severance payment to either be (i) reduced to an amount which does not trigger the Section 280G tax or (ii) paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In such case, the executive would be liable for any excise tax owed on the parachute payments, including any portion attributable to the equity grants.

The above are partial summaries of the Agreements and are qualified in their entirety by reference to the Agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Item	Exhibit

10.1	Amended and Restated Employment Agreement by and between Palmetto Bancshares, Inc. and Samuel L. Erwin, dated March 17, 2011.

10.2	Amended and Restated Employment Agreement by and between Palmetto Bancshares, Inc. and Lee S. Dixon, dated March 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMETTO BANCSHARES, INC.

By:	/s/ Roy D. Jones
Roy D. Jones
Chief Financial Officer

Date: April 1, 2011

INDEX TO EXHIBITS

Item Number	Exhibit

10.1	Amended and Restated Employment Agreement by and between Palmetto Bancshares, Inc. and Samuel L. Erwin, dated March 17, 2011.

10.2	Amended and Restated Employment Agreement by and between Palmetto Bancshares, Inc. and Lee S. Dixon, dated March 17, 2011.